Exhibit 6.4

Trademark License Agreement

This Trademark License Agreement ("Agreement"), dated as of [DATE] (the "Effective Date"), is by and between:

A.	Creating Culinary Communities LLC, a Delaware Limited Liability Company with offices located at 9247 Alden Drive, Beverly Hills, CA 90210 ("Licensor"), and

B.	Nommi, Inc., a Delaware corporation with offices located at 1438 9th Street, Santa Monica, CA 90401 ("Licensee").

WHEREAS, Licensee wishes to use the Licensed Marks and Licensor is willing to grant to Licensee a license to use the Licensed Marks on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term "control" means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise/direct or indirect ownership of at least fifty percent (50%) of the voting securities of a Person, and "controlled by" and "under common control with" have correlative meanings.

"Collateral" means all artwork, packaging, labeling, copy, text, and all other written, printed, graphic, electronic, audio, digital, online (web or mobile) or video advertising and promotional materials used or created for use in connection with any advertising and promotion of the Licensed Products hereunder.

"Confidential Information" has the meaning set forth in Section 7.

"Disclosing Party" has the meaning set forth in Section 7.

"Effective Date" has the meaning set forth in the preamble.

"Gross Sales" means the gross revenue received by Licensee and its Affiliates and permitted sublicensees for sales of Licensed Products, less (i) any amounts for returns and discounts, and (ii) all federal, state, county and city sales or use taxes remitted to a taxing authority.

"Indemnified Claim" has the meaning set forth in Section 9.3.

"Indemnified Party" means any Licensor Indemnified Party or Licensee Indemnified Party.

"Indemnifying Party" has the meaning set forth in Section 9.3.

"Infringement" has the meaning set forth in Section 5.3(a).

"Initial Term" has the meaning set forth in Section 11.1.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

"Licensed Marks" means all marks set forth on Schedule 1 (as amended by agreement of the parties from time to time), whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such applications.

"Licensed Products" means the products of Licensee bearing the Licensed Marks.

"Licensee" has the meaning set forth in the preamble.

"Licensee Indemnified Party" has the meaning set forth in Section 9.1.

"Licensor" has the meaning set forth in the preamble.

"Licensor Indemnified Party" has the meaning set forth in Section 9.2.

"Losses" means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"Quarterly Period" means each three-month period commencing on the 1st of January, 1st of April, 1st of July, and 1st of October.

"Receiving Party" has the meaning set forth in Section 7.

"Renewal Term" has the meaning set forth in Section 11.2.

"Sell-Off Period" has the meaning set forth in Section 11.5.

"Term" has the meaning set forth in Section 11.

"Third-Party Claim" has the meaning set forth in Section 9.1.

"Trademarks" means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

2.            License Grant.

2.1            Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the Term a non-exclusive (except as provided in Section 2.4), non-transferable, sublicensable (to the extent set forth in Section 2.2) worldwide right and license to use the Licensed Marks in connection with (a) the Collateral and (b) the Licensed Products. Licensee may exercise any or all of its rights under this Agreement through one or more of its Affiliates on Licensor's written approval. Licensee will be responsible for the acts or omissions of its Affiliates and acts or omissions of Licensee's Affiliates will, for purposes of this Agreement, be deemed to be acts or omissions of Licensee.

2.2            Sublicensing. Licensee shall have the right to grant sublicenses under the license rights granted under this Agreement subject to Licensor’s written consent. Licensee will be responsible for the acts or omissions of its approved sublicensees and acts or omissions of Licensee's approved sublicensees will, for purposes of this Agreement, be deemed to be acts or omissions of Licensee.

2.3            Subcontracting. Licensee may use contractors for the production of Licensed Products and Collateral. Licensee shall be responsible and liable for the acts or omissions of all such contractors.

2.4            Restrictions on Licensor. During the Term, Licensor shall not grant to any other Person any right or license to use any Licensed Mark to the extent such right or license relates to the use of robots and automation in the preparation of meals delivered to consumers.

2.5            Marketing Cooperation. Licensor agrees to use its commercially reasonable best efforts to secure participation from celebrity chefs associated with the Licensed Marks for purposes of promoting the Licensee and Licensee’s products, including in the creation of promotional content. Licensee agrees to bear the reasonable marketing cooperation costs pre-approved by Licensee in writing to the extent directly incurred and documented (with all applicable receipts, invoices, and documentation) by Licensor for its efforts under this Section 2.5.

3.            Use of the Licensed Marks.

3.1            Acknowledgment. Licensee acknowledges the high standards and reputation for quality symbolized by the Licensed Marks, and Licensee shall use the Licensed Marks in a manner consistent with Licensor's and the Licensed Marks' reputation and quality standards. Licensor may, from time to time during the Term, provide written guidelines setting forth quality standards or other requirements, which guidelines shall be commercially reasonable (the "Specifications"), and Licensee shall have 90 days from the date of Licensor’s written notice thereof to comply with such Specifications.

3.2            Compliance with Licensor's Use Guidelines. Licensee shall display the Licensed Marks on Licensed Products and on the Collateral in compliance with the Specifications.

3.3            Trademark Notices. Licensee shall comply with all marking requirements under applicable Law, and shall display such legends and notices as may be set forth in any Specifications to maintain the Licensed Marks under applicable Law and provide notice of Licensor's rights therein.

4.            Quality Control.

4.1            Samples. Licensee agrees to deliver Licensor a representative sample of any Licensed Product and Collateral bearing the Licensed Mark before distribution thereof, Licensor shall within thirty (30) days (“Review Period”) reasonably taking into account the parties’ mutual intent as contemplated in this Agreement provide written feedback to Licensee in reasonable detail setting forth any objection Licensor may have. Licensee shall resolve such feedback or concerns Licensee identifies with respect to such representative sample before distribution of any Licensed Product or Collateral bearing the Licensed Mark. Absent Licensor’s timely objection in the Review Period, Licensor shall be deemed to have approved such use of the Licensed Marks.

5.            Ownership and Protection of the Mark.

5.1            Acknowledgment of Ownership. Licensee acknowledges that (a) Licensor is an owner of the Licensed Marks and all goodwill related thereto, and (b) all use of the Licensed Marks hereunder and any goodwill accruing therefrom shall inure solely to the benefit of Licensor or its Affiliates. Licensee shall not (i) adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of the Licensed Marks within any territory or (ii) challenge or assist others to challenge any of the Licensed Marks or the registration thereof or attempt to register any Trademarks confusingly similar to the Licensed Marks. If for any reason Licensee acquires any rights in the Licensed Marks, by operation of law or otherwise, Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties. Licensor reserves all rights not expressly granted under this Agreement, and no licenses are granted by Licensor to Licensee under this Agreement, whether by implication, estoppel, or otherwise, except as expressly set forth under this Agreement.

5.2            Maintenance of Licensed Marks. Licensor shall, at its sole expense (as between the parties), maintain all registrations of the registered Licensed Marks in full force and effect. Licensor shall use commercially reasonable efforts to keep Licensee informed of any opposition or other challenge by any other Person to the ownership or validity of any Licensed Mark of which Licensor becomes aware. Licensor shall give Licensee at least thirty (30) days' prior written notice of its intent to no longer maintain any registered Licensed Mark, and at Licensee's request, will allow Licensee to do so in Licensee's name.

5.3            Enforcement.

(a)            Licensee shall promptly notify Licensor of any actual or potential infringement, counterfeiting, or other unauthorized use of the Licensed Marks by any other Person (an "Infringement") of which it becomes aware.

(b)            Licensor shall have the sole right to enforce its rights in any of the Licensed Marks, including to bring action with respect to any Infringement.

(c)            Licensor shall be responsible for the expenses of such enforcement action, including attorneys' fees, and Licensee shall provide such assistance as may be reasonably requested by Licensor, at Licensor's expense, in connection with any such enforcement action (including being joined as a party to such action as necessary to establish standing).

6.            Payments.

6.1            Royalty. On or before the last business day of each Quarterly Period during the Term, Licensee shall pay to Licensor a royalty of four percent (4%) of Gross Sales for the respective preceding Quarterly Period.

6.2            Manner of Payment.

(a)            Royalties and any other sums payable under this Section 6 shall be paid within thirty (30) business days following the end of each Quarterly Period in US dollars.

(b)            For the purpose of converting the local currency in which any royalties arise into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect for the date when the relevant payment first becomes due as reported in the Wall Street Journal.

6.3            Royalty Statements. At the same time as payments are made under this Agreement, Licensee shall submit a statement showing the total Gross Sales in the relevant Quarterly Period (a "Royalty Statement").

6.4            Records and Audit.

(a)            Licensee shall keep books and records of (i) its sales of Licensed Products in sufficient detail to enable the calculation of royalties payable under this Section 6 and (ii) its use of the Licensed Marks in sufficient detail to enable Licensor's verification that Licensee's use of the Licensed Marks is in compliance with this Agreement.

(b)            Licensor or its authorized representative, at Licensor's expense, shall have the right, during the Term and for one (1) year thereafter, upon reasonable but not less than thirty (30) business days' prior written notice to Licensee and during Licensee's normal business hours, examine and audit the records described in Section 6.4(a)(i) solely for the purpose of verifying the payments made under Section 6.1 and examine and audit the records described in Section 6.4(a)(ii) solely for the purpose of verifying Licensee's compliance with this Agreement.

(c)            For the avoidance of doubt, all information and materials made available to or otherwise obtained or prepared by or for Licensee or its representative in connection with this Section 6 (except, for clarity, the Licensed Marks) shall be Licensee's Confidential Information, and Licensor shall treat all such information in accordance with the confidentiality provisions of Section 7.

(d)            If any such audit shows that any payment made by Licensee is deficient, then Licensee shall pay Licensor the deficient amount within thirty (30) business days after Licensee's receipt of the audit report. If any such audit shows that payments made by Licensee are in excess of the required payment, Licensor shall pay Licensee the excess amount within thirty (30) business days after the time it provides a copy of the audit report to Licensee. Additionally, if such audit shows that Licensee has underreported Gross Sales by three percent (3%) or more, Licensee will reimburse Licensor's expenses incurred in connection with the examination and audit conducted pursuant to this Section 6.4.

7.            Confidentiality. Each party (the "Receiving Party") acknowledges that in connection with this Agreement it will gain access to information that is treated as confidential by the other party (the "Disclosing Party"), including information about its business operations and strategies, goods and services, customers, pricing, marketing, and other information that the Receiving Party knows or reasonably should know, given the facts and circumstances surrounding the disclosure of the information by the Disclosing Party, is confidential information of the Disclosing Party (collectively, the "Confidential Information"). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 7 by the Receiving Party; (b) is or becomes available to the Receiving Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party without any obligation of confidentiality prior to being disclosed by or on behalf of the Disclosing Party; or (d) was independently developed by the Receiving Party without access to or use of the Confidential Information. The Receiving Party may disclose Confidential Information that is required to be disclosed by Law, including pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to the Receiving Party's officers, employees, consultants, accountants, and legal advisors who are bound by written confidentiality and non-use obligations no less restrictive than those contained herein and have a need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

8.            Representations and Warranties.

8.1            Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)            it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b)            it has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder;

(c)            the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the party; and

(d)            when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

8.2            Licensor's Representations and Warranties. Licensor represents and warrants that:

(a)            it is a legal and beneficial owner of the right, title, and interest in and to the Licensed Marks, with full right, authorization, and all required consents (including from any and all necessary third parties or co-owners) to grant the rights under this Agreement to Licensee and perform Licensor’s obligations hereunder; and

(b)            it has not granted and during the Term will not grant any licenses that conflict with the license and rights granted to Licensee under this Agreement.

9.            Indemnification.

9.1            By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a "Licensee Indemnified Party") from and against all Losses arising out of or in connection with any third-party claim, suit, action, or proceeding ("Third-Party Claim") to the extent resulting from any actual or alleged infringement, dilution, or other violation of any intellectual property rights of any Person resulting from the use of the Licensed Marks, except to the extent caused by Licensee’s use of the Licensed Marks in violation of this Agreement.

9.2            By Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a "Licensor Indemnified Party") from and against all Losses arising out of or in connection with any Third-Party Claim to the extent resulting from any actual or alleged: (a) breach by Licensee of any representation, warranty, covenant, or obligation under this Agreement, or (b) the Licensed Products or Collateral, except to the extent any such Third-Party Claim results from Licensee's use of the Licensed Marks in accordance with this Agreement or Licensor’s Specifications or otherwise is covered by Licensor's indemnity obligations in Section 9.1.

9.3            Indemnification Procedure. An Indemnified Party shall promptly notify the party from whom it is seeking indemnification ("Indemnifying Party") upon becoming aware of a Third-Party Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 9 ("Indemnified Claim"). The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party's sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without such Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

10.            Limitation of Liability. To the fullest extent permitted by applicable Law, neither party shall be liable to the other party for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, or for any loss of actual or anticipated profits (regardless of how these are classified as damages), whether arising out of breach of contract, tort (including negligence), or otherwise (including the entry into, performance, or breach of this Agreement), regardless of whether such damage was foreseeable and whether either party has been advised of the possibility of such damages. The foregoing limitations shall not apply to (a) a party's indemnification obligations under Section 9, (b) Losses arising out of or relating to a party's failure to comply with its confidentiality obligations under Section 7, (C) LOSSES ARISING OUT OF OR RELATING TO LICENSEE'S BREACH OF Sections 2.1 OR 3, or (D) LOSSES ARISING OUT OF OR RELATING TO LICENSOR’S BREACH OF Section 2.4.

11.            Term and Termination.

11.1            Term. The initial term of this Agreement shall commence as of the Effective Date and continue for a period of five (5) years, unless terminated earlier in accordance with Section 11.3 (the "Initial Term").

11.2            Renewal. The parties may agree in writing to extend this Agreement for up to two (2) additional successive five (5) year periods (each, a "Renewal Term," and together with the Initial Term, the "Term").

11.3            Termination. Either party may terminate this Agreement on written notice to the other party if the other party materially breaches this Agreement and fails to cure such breach within ten (10) days after receiving written notice thereof.

11.4            Effect of Termination. Upon the termination of this Agreement:

(a)            Licensee shall cease all use of the Licensed Marks except as expressly permitted pursuant to Section 11.5;

(b)            Except as set forth in Section 11.5, Licensee shall immediately pay to Licensor all unpaid royalties for the sale of Licensed Products during the Term, together with a Royalty Statement covering such royalties; and

(c)            Each Receiving Party shall promptly return to the Disclosing Party, or at the Disclosing Party's option, destroy, all records and copies of any Confidential Information of the Disclosing Party; provided, however, that Licensee may continue to use any Confidential Information of Licensor incorporated in the Licensed Products or to the extent necessary to allow Licensee's continued manufacture, promotion, advertising, distribution, and sale of Licensed Products in accordance with Section 11.5.

(d)            Neither party shall be liable to the other party for damages of any kind solely as a result of terminating this Agreement in accordance with Section 11.3.

11.5            Sell-Off Period. Upon expiration or termination of this Agreement, Licensee shall have the right to dispose of all stocks of Licensed Products and Collateral bearing the Licensed Marks in its possession or in the course of manufacture or production as of the date of expiration or termination for a period of ninety (90) days after the date of expiration or termination (the "Sell-Off Period"), in each case, in accordance with the terms and conditions of this Agreement. Any royalties accruing during the Sell-Off Period under the provisions of Section 6 shall be paid to Licensor within thirty (30) business days after the expiration of the Sell-Off Period.

11.6            Survival. The rights and obligations of the parties set forth in Section 7 (Confidentiality), and Section 9 (Indemnification), and the provisions of Section 1 (Definitions) and Section 13 (Miscellaneous) (excluding Section 13.1), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration to the extent required for the parties to enforce any rights and remedy accrued prior to termination or expiration.

12.            Assignment. Neither party may assign or otherwise transfer this Agreement without the other party's prior written consent. Notwithstanding the foregoing, either party shall have the right to assign or otherwise transfer this Agreement, or any right or obligation hereunder, upon thirty (30) days' prior written notice to the other party in connection with a Change of Control of such party; provided that such party shall require the assignee or transferee, as applicable, to acknowledge and agree in writing to assume and be bound by all of the applicable terms and conditions of this Agreement. Any assignment, delegation, or transfer of this Agreement in violation of this Section 12 shall be void and of no force and effect. For purposes of this Agreement, (a) "Change of Control" means any transaction, or series of transactions, in which, prior to such transaction or series of transactions, an entity that did not previously Control a party subsequently obtains Control of such party by any means, including by operation of Law, stock purchase or sale, merger, acquisition of assets or other form of corporate transaction and (b) "Control" means (i) the direct or indirect ownership or control of fifty percent (50%) or more of the voting stock or other voting ownership interest of a party, or (ii) the sole power to elect, appoint, or cause the election or appointment of, directly or indirectly, at least a majority of the members of the board of directors (or such other governing body that exercises a similar level of control) of a party.

13.            Miscellaneous.

13.1            Further Assurances. Each party shall, upon the reasonable request of the other party, and, except as otherwise expressly set forth herein, at such other party's sole expense, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

13.2            Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement is intended to or will be construed to create any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party will have authority to contract for or bind the other party in any manner whatsoever.

13.3            No Public Announcements. Neither party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other party's Trademarks, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned, or delayed.

13.4            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (in each case, with confirmation of transmission or receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as will be specified in a notice given in accordance with this Section 13.4).

If to Licensor:	9247 Alden Drive Beverly Hills, CA 90210
	Attention:	Sam Nazarian, Chief Executive Officer, and Jay Patel, Financial Officer
	Email:	c3legal@sbe.com
If to Licensee:	1438 9th Street Santa Monica, CA 90401
	Email:	kevin@wavemaker.vc
	Attention:	Kevin Morris, Chief Financial Officer

13.5            Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

13.6            Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

13.7            Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules and Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

13.8            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

13.9            Binding Agreement. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

13.10            Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by either party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.11            Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.

13.12            Governing Law; Choice of Forum and Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction. Each party irrevocably and unconditionally agrees that any action, litigation, or proceeding arising out of or relating to this Agreement may not be commenced in any forum other than the federal and state courts in Los Angeles, California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action, litigation, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

13.13            Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any claim, suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.14            Equitable Relief. Each party acknowledges that a breach by the other party of Section 7, breach by Licensor of Section 2.4, or any breach by Licensee of Sections 2.1 or 3, may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.15            Attorneys' Fees. In the event that any claim, suit, action, or proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees actually incurred and court costs from the non-prevailing party.

13.16            Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

LICENSOR:

Creating Culinary Communities LLC
By
Name: Jay Patel
Title: Chief Financial Officer

LICENSEE:

Nommi, Inc.
By
Name: Kevin Morris
Title: Chief Financial Officer

SCHEDULES AND EXHIBITS:

SCHEDULE 1

LICENSED MARKS

Cicci di Carne

Sa’Moto